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EXHIBIT  C

                                                              BOB TAFT, GOVERNOR

                                                      ALAN R. SCHRIBER, CHAIRMAN

PUCO

The Public Utilities Commission of Ohio

Commissioners
Ronda Hartman Fergus
Craig A. Glazer                                                 January 27, 2000
Judy A. Jones
Donald L. Mason



Honorable Arthur Levitt, Chairman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Chairman Levitt:

        RE:    Columbia Energy Group (SEC File No. 70-9575)
               Exempt Wholesale Generator/Foreign Utility Company Certification

Columbia Energy Group (Columbia) has advised the Public Utilities Commission of Ohion (PUCO) that Columbia will be requesting the approval of your Commission for increased investments in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs) beyond that currently permitted under existing Columbia orders and Rule 53 under the Public Utilities Holding Company Act. Columbia has a wholly owned subsidiary, Columbia Gas of Ohio, Inc., which is a public utility subject to the regulatory authority of the PUCO. Columbia has requested that the PUCO certify to you that such increased investment authority in EWGs and FUCOs will not impair the ability of the PUCO to regulate Columbia Gas of Ohio, Inc. or to protect its ratepayers.

As the State commission having jurisdiction over the retail rates of Columbia Gas of Ohio, Inc., please be advised that, based on:

        (1) the PUCO's statutory authority and jurisdiction, which is unaffected by this application, to supervise and regulate Columbia Gas of Ohio, Inc. and all matters relating to the performance of its public duties and its rates and charges and to protect the ratepayers of Columbia Gas of Ohio, Inc., and



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         (2) the representation that the assets of Columbia Gas of Ohio, Inc.
         will not be encumbered,

the PUCO is of the view that Columbia's proposal will not impair the ability of the PUCO to regulate Columbia Gas of Ohio, Inc. or to protect its retail customers in Ohio.

This opinion of the PUCO on Columbia's proposal is expressly conditioned on the provisions 1 and 2 above as well as the representations set forth in Columbia's application and is subject to being revised or withdrawn by the PUCO in the future, if the PUCO deems that action to be appropriate. Columbia has represented that it will timely inform the PUCO when Columbia actually acquires ownership in FUCOs or EWGs pursuant to its proposal.

                                    Sincerely,




                                    Alan R. Schriber
                                    Chairman


cc: Catherine A. Fisher, Assistant Director, Office of Public Utility Regulation Robert P. Wason, Chief Financial Analyst, Office of Public Utility Regulation





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